UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

DIVERSA CORPORATION

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 8, 2003

Dear Stockholder:

This letter accompanies the Notice of Annual Meeting of Stockholders and related Proxy Statement for the meeting to be held on Wednesday, May 14, 2003, at 1:30 p.m. local time at Diversa’s offices, located at 4955 Directors Place, San Diego, California 92121. We hope that it will be possible for you to attend in person.

At the meeting, the stockholders will be asked to elect three directors to our Board of Directors, to approve amendments to our 1997 Equity Incentive Plan, to approve amendments to our 1999 Non-Employee Directors’ Stock Option Plan, and to ratify the selection of our independent auditors.

We will also present a report on our operations and activities. Following the meeting, management will be pleased to answer your questions about Diversa.

The Notice of Annual Meeting of Stockholders and related Proxy Statement accompanying this letter describe the matters upon which stockholders will vote at the upcoming meeting, and we urge you to read these materials carefully.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARDS SO WE CAN BE SURE OF A QUORUM TO VOTE ON THESE PROPOSALS FOR STOCKHOLDER ACTION. If you attend the meeting, you may revoke your proxy and vote in person, if you so desire.

Sincerely,

Jay M. Short, Ph.D.

President and Chief Executive Officer

DIVERSA CORPORATION

4955 Directors Place

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2003

TO THE STOCKHOLDERS OF DIVERSA CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DIVERSA CORPORATION, a Delaware corporation (the “Company”), will be held on Wednesday, May 14, 2003 at 1:30 p.m. local time at the offices of the Company, 4955 Directors Place, San Diego, California 92121, for the following purposes:

1.	To elect three directors to hold office until the 2006 Annual Meeting of Stockholders.

2.	To approve the Company’s 1997 Equity Incentive Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under such plan by 4,000,000 to 12,982,633 shares.

3.	To approve the Company’s 1999 Non-Employee Directors’ Stock Option Plan, as amended, to (i) increase the initial grant to non-employee directors of shares of common stock subject to options by 5,000 to 25,000 shares, (ii) increase the annual grant of shares of common stock subject to options by 20,000 to 25,000 shares, (iii) grant annually an additional option to purchase 10,000 shares of common stock to the Chairman of the Board, and (iv) increase the shares of common stock available for issuance under the plan by 300,000 to 577,791 shares.

4.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its year ending December 31, 2003.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 21, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Karin Eastham

Senior Vice President, Finance

Chief Financial Officer and Secretary

San Diego, California

April 8, 2003

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign, and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

DIVERSA CORPORATION

4955 Directors Place

San Diego, California 92121

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 14, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of DIVERSA CORPORATION, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 14, 2003, at 1:30 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company, 4955 Directors Place, San Diego, California 92121. The Company intends to mail this proxy statement and accompanying proxy card on or about April 16, 2003, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or other regular employees of the Company. No additional compensation will be paid to directors, officers, or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on March 21, 2003 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 21, 2003, the Company had outstanding and entitled to vote 41,927,823 shares of common stock.

Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 4955 Directors Place, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2004 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”) is December 18, 2003. Stockholders wishing to submit proposals or director nominations that are not to be included in the proxy statement for the Company’s 2004 annual meeting of stockholders must do so by no later than February 14, 2004 and no earlier than January 15, 2004. Stockholders are also advised to review the Company’s Amended and Restated Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of seven members. There are three directors in the class whose term of office expires in 2003. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2006 annual meeting of stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation, or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Nominees for Election for a Three-Year Term Expiring at the 2006 Annual Meeting of Stockholders

Dr. James H. Cavanaugh, 66, has been a director since December 1992 and the Company’s Chairman since October 1998. Since 1988, Dr. Cavanaugh has served as a general partner of HealthCare Ventures LLC, a health care venture capital management company. Dr. Cavanaugh was formerly president of SmithKline & French Laboratories—U.S., the pharmaceutical division of SmithKline Beckman Corporation. Previously, he was president of SmithKline Beckman’s clinical laboratory business and, before that, president of Allergan International. Prior to his industry experience, Dr. Cavanaugh served as staff assistant to the President for Health Affairs and then deputy director of the Domestic Council. Under President Ford, he was appointed deputy assistant to the President for Domestic Affairs and deputy chief of the White House staff. Dr. Cavanaugh is the non-executive chairman of Shire Pharmaceuticals Group plc., a specialty pharmaceutical company, and serves as a director on the boards of MedImmune, Inc., Versicor, Inc., and 3-Dimensional Pharmaceuticals, Inc., all biopharmaceutical companies.

Dr. Jay M. Short, 44, has been a director and the Company’s Chief Technology Officer since September 1994 and was also appointed President in June 1998 and Chief Executive Officer in February 1999. Before joining the Company, Dr. Short served as president of Stratacyte, Inc. and vice president of research and development and operations for Stratagene Cloning Systems. Dr. Short currently serves as a director for Invitrogen Corporation, a company specializing in products for the life sciences industry, and StressGen Biotechnologies Corp., a biopharmaceuticals company. Dr. Short received his Ph.D. from Case Western Reserve University and his B.A. from Taylor University.

Dr. Melvin I. Simon, 65, has been a director since May 1994. Dr. Simon also currently serves as resident scientific advisor to the Company. Dr. Simon was chairman and has been a professor in the Division of Biology at the California Institute of Technology since 1982, where he is currently the Anne P. and Benjamin F. Biaggini Professor of Biological Sciences. From 1965 to 1982, Dr. Simon was a professor at the University of California, San Diego. He received a B.S. from the City College of New York and a Ph.D. from Brandeis University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NOMINEE.

Directors Continuing in Office Until the 2004 Annual Meeting of Stockholders

Mr. Mark Leschly, 34, has been a director since August 1999. Mr. Leschly is a managing partner of Rho Capital Partners, Inc., an international asset management firm, a position he has held since July 1999. From 1994 to July 1999, Mr. Leschly was a general partner of HealthCare Ventures LLC, a health care venture capital management company. Prior to joining HealthCare Ventures, he worked at McKinsey & Company, a management consulting company. Mr. Leschly received a B.A. from Harvard University and an M.B.A. from the Stanford Graduate School of Business.

Dr. Wayne T. Hockmeyer, 58, has served as a director since August 2001. Dr. Hockmeyer founded MedImmune, Inc., a biopharmaceutical company, in April 1988 as president and chief executive officer, was elected to serve on its board of directors in May 1988, and became chairman in May 1993. He relinquished his position as its chief executive officer in October 2000 and currently serves as its chairman of the board and president of MedImmune Ventures, Inc. Dr. Hockmeyer is also a member of the board of directors of Intermune Pharmaceuticals, Inc., GenVec, Inc., Idenix Pharmaceuticals, Inc., TolerRx Inc., and Advancis Pharmaceutical Corp. Dr. Hockmeyer is a member of the Maryland Economic Development Commission and the Maryland Technology Development Corporation. He is also a member of the board of directors of the Biotechnology Industry Organization. Dr. Hockmeyer earned his bachelor’s degree from Purdue University and earned his Ph.D. from the University of Florida.

Directors Continuing in Office Until the 2005 Annual Meeting of Stockholders

Mr. Peter Johnson, 57, has been a director since December 1999. Mr. Johnson was a founder of Agouron Pharmaceuticals, Inc. and served as its president and chief executive officer from its inception in 1984 until 2000. Mr. Johnson currently serves as a director of a privately-held company and two non-profit organizations. Mr. Johnson received a B.A. and an M.A. from the University of California.

Mr. Donald D. Johnston, 77, has been a director since September 1993. Since 1986, Mr. Johnston has worked as a consultant for various companies, including Johnson & Johnson, a health care products company, Human Genome Sciences, Inc. and HealthCare Investment Corporation. He worked in product and general management for Johnson & Johnson from 1962 to 1986, including serving as president of J&J Baby Products Co. from 1972 to 1977. Mr. Johnston also served as a director of Johnson & Johnson from 1975 through 1986. Mr. Johnston currently serves as a director of Osteotech, Inc. Mr. Johnston received a B.A. from the University of Cincinnati.

Board Committees and Meetings

During the year ended December 31, 2002, the Board of Directors held seven meetings. During 2002, the Board had an Audit Committee and a Compensation Committee.

The Audit Committee’s primary responsibility is to monitor and evaluate management’s financial reporting process and the accounting policies on which it is based, together with the independent auditor’s review thereof, to assure that the outcome portrays the Company’s financial condition and the financial effects of the Company’s activities in a full, fair, accurate, timely, and understandable manner. In carrying out this responsibility, the Audit Committee meets with the Company’s independent auditors at least annually to review the results of the annual audit and discuss the financial statements; appoints the independent auditors; oversees the independence of the independent auditors; evaluates the independent auditors’ performance; and receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance, and procedures in connection with audit and financial controls. The Audit Committee is currently composed of three directors: Messrs. Johnston (Committee Chairman) and Leschly, and Dr. Hockmeyer. It met eight times during 2002. All members of the Company’s Audit Committee are independent, as independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. During 2002, the Audit Committee reviewed and adopted an amended written charter for the committee, which is attached to this proxy statement as Appendix A.

The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company’s stock option plans, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed currently of three outside directors: Dr. Cavanaugh, Dr. Hockmeyer, and Mr. Johnson. During 2002, Dr. Cavanaugh served as Committee Chairman. As of February 2003, Mr. Johnson began serving as Committee Chairman. The committee met four times during 2002.

During the year ended December 31, 2002, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

In 2003, the Board established a Governance Committee and a Nominating Committee. The Governance Committee has been established to oversee all aspects of the Company’s corporate governance functions on behalf of the Board and make recommendations to the Board regarding corporate governance issues. The Governance Committee consists of Dr. Hockmeyer (Committee Chairman), Dr. Simon, and Mr. Leschly. The Nominating Committee has been established to identify, evaluate, and recommend candidates to serve as directors of the Company and to serve as a focal point for communication between such candidates, the Board, and the Company’s management. The Nominating Committee consists of Dr. Cavanaugh and Mr. Johnson.

Compensation of Directors

During 2002, each non-employee director of the Company received a fee of $1,500 per regularly scheduled Board meeting attended. The Company did not provide additional compensation for committee participation or special assignments of the Board of Directors. In the year ended December 31, 2002, the total compensation paid to all non-employee directors was $37,500 for their service on the Board of Directors. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

Each non-employee director of the Company also receives stock option grants under the 1999 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Only non-employee directors of the Company are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”).

Option grants under the Directors’ Plan are non-discretionary. On the day following the annual stockholders’ meeting (or the next business day should such date be a legal holiday), each member of the Company’s Board of Directors who is not an employee of the Company will be automatically granted under the Directors’ Plan, without further action by the Company, the Board of Directors, or the stockholders of the Company, an option to purchase 5,000 shares of common stock (the “Annual Grant”), prorated to the extent that a director did not serve as a director since the preceding annual meeting. Additionally, each person who for the first time becomes a non-employee director automatically will be granted, upon the date of his or her initial appointment or election to be a non-employee director, a one-time option to purchase 20,000 shares of common stock (the “Initial Grant”), provided such person has not previously been in the Company’s employ. No other options may be granted at any time under the Directors’ Plan.

If Proposal 3 is approved at the Annual Meeting, both the Annual Grant and Initial Grant under the Directors’ Plan will increase to become grants of options to purchase 25,000 shares of common stock. Also, the Chairman of the Board would receive annually an additional option to purchase 10,000 shares of common stock.

Additionally, beginning in 2003, each non-employee director of the Company will receive an annual retainer fee of $25,000 and a fee of $500 per regularly scheduled meeting for committee participation. Also, non-employee directors who serve as committee chairmen for Board committees will receive an additional fee of $500 per regularly scheduled committee meeting for committee participation.

Options granted under the Directors’ Plan vest in equal monthly installments over three years from the date of grant and must be exercised within ten years from the date of grant, subject to earlier termination following the optionee’s cessation of service. Options granted under the Directors’ Plan may be exercised prior to vesting, subject to the Company’s right of repurchase. Outstanding options under the Directors’ Plan will vest in full on an accelerated basis upon certain changes in control or ownership of the Company, unless assumed or replaced with substitute options by the successor entity. The exercise price of options under the Directors’ Plan will equal 100% of the fair market value of the Company’s common stock on the date of grant. Options granted under the Directors’ Plan are generally transferable to family members and trusts under which the director or members of the director’s family are beneficiaries. Unless otherwise terminated or amended by the Board of Directors, the Directors’ Plan automatically terminates when all of the Company’s common stock reserved for issuance under the Directors’ Plan has been issued. If Proposal 3 is approved at the Annual Meeting, the number of shares of common stock available for issuance under the Directors’ Plan will increase by 300,000 shares.

During 2002, the Company granted options aggregating 28,750 shares to six non-employee directors of the Company at an exercise price of $11.99 per share under the Directors’ Plan. As of February 28, 2003, options for 138 shares had been exercised under the Directors’ Plan.

PROPOSAL 2

APPROVAL OF 1997 EQUITY INCENTIVE PLAN, AS AMENDED

In August 1997, the Board of Directors adopted, and the stockholders subsequently approved, the Company’s 1997 Equity Incentive Plan (the “1997 Plan”). The 1997 Plan has been subsequently amended, most recently in 2001, to authorize a total of 8,982,633 shares of common stock for issuance under the plan. As of February 28, 2003, a total of 1,514 awards covering an aggregate of 8,302,797 shares (net of canceled or expired awards) of the Company’s common stock had been granted under the 1997 Plan. As of such date, only 679,836 shares of common stock (plus any shares that might in the future be returned to the 1997 Plan as a result of cancellations or expiration of awards) remained available for future grant under the 1997 Plan. In February 2003, the Board approved an amendment to the 1997 Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the 1997 Plan from 8,982,633 shares to 12,982,633 shares. This amendment is intended to afford the Company flexibility in providing employees with stock incentives and ensures that, as the Company grows, it can continue to provide such incentives at levels determined appropriate by the Board. The Company employed 279 employees at December 31, 2002 and recently added an additional 77 employees in connection with its acquisition of certain assets of Syngenta Participations AG’s Torrey Mesa Research Institute, a transaction approved by stockholders at a special meeting held February 19, 2003.

Stockholders are requested in this Proposal 2 to approve the 1997 Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 1997 Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on Proposal 2 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 2 has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the 1997 Plan are described below:

GENERAL

The 1997 Plan permits the grant of incentive stock options, nonstatutory stock options, stock bonuses, and restricted stock purchase awards (collectively “awards”). Incentive stock options granted under the 1997 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 1997 Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” below for a discussion of the tax treatment of awards. To date, the Company has granted only stock options under the 1997 Plan.

PURPOSE

The Board adopted the 1997 Plan to provide a means by which employees, directors, and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to put forth maximum efforts for the success of the Company and its affiliates. All of the approximately 350 employees and directors, and certain of the consultants of the Company and its affiliates are eligible to participate in the 1997 Plan.

ADMINISTRATION

The Board administers the 1997 Plan. Subject to the provisions of the 1997 Plan, the Board has the power to construe and interpret the 1997 Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

The Board has the power to delegate administration of the 1997 Plan to a committee composed of not fewer than two members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code and/or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has delegated administration of the 1997 Plan to its Compensation Committee. In addition, the Board has delegated to the Non-Officer Stock Option Committee the authority to grant awards, in accordance with guidelines previously approved by the Board, to persons who (i) are employed by the Company below the level of vice-president and (ii) are not then subject to Section 16 of the Exchange Act. As used herein with respect to the 1997 Plan, the “Board” refers to any committee the Board appoints, such as the Compensation Committee and the Non-Officer Stock Option Committee, as well as to the Board itself.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee that administers the plan must be “outside directors.” The 1997 Plan provides that, in the Board’s discretion, directors serving on such committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension incentive plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m) of the Code. The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act.

SHARES SUBJECT TO THE 1997 PLAN

An aggregate of 12,982,633 shares (assuming approval of Proposal 2) of the Company’s common stock will be authorized for issuance under the 1997 Plan. If awards granted under the 1997 Plan expire or otherwise terminate without being exercised, the shares of common stock subject to such awards again will become available for issuance under the 1997 Plan.

ELIGIBILITY

Incentive stock options may be granted under the 1997 Plan only to employees (including officers) of the Company or its affiliates. Stock awards other than incentive stock options may be granted to employees, directors, and consultants of the Company or its affiliates. No incentive stock option may be granted under the 1997 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 1997 Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.

No person may be granted options under the 1997 Plan exercisable for more than 694,299 shares of common stock during any calendar year (“Section 162(m) Limitation”).

TERMS OF OPTIONS

The following is a description of the permissible terms of options under the 1997 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price.    The exercise price of options granted under the 1997 Plan is determined by the Board or applicable committee in accordance with the guidelines set forth in the 1997 Plan. The exercise price of incentive stock options cannot be less than 100% of the fair market value of the Company’s common stock on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options cannot be less than 85% of the fair market value of the Company’s common stock on the date of grant. If options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See “Federal Income Tax Information” below. As of February 28, 2003, the closing price of the Company’s common stock as reported on the Nasdaq National Market System was $7.01 per share.

The exercise price of options granted under the 1997 Plan must be paid either in cash at the time the option is exercised or, at the discretion of the Board, (i) by delivery of other common stock of the Company, (ii) pursuant to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the Board.

Repricing.    In the event of a decline in the value of the Company’s common stock, the Board has the authority to offer participants the opportunity to replace outstanding higher priced options with new lower priced options. To the extent required by Section 162(m) of the Code, a repriced option is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the Section 162(m) Limitation. To date, the Company has not repriced any options and has no current intention to do so in the foreseeable future.

Option Exercise.    Options granted under the 1997 Plan may become exercisable in cumulative increments (“vest”) as determined by the Board. Shares covered by currently outstanding options under the 1997 Plan typically vest at the rate of 1/4 of the total shares covered by each option on the first anniversary of the option grant date and 1/16 of the total shares quarterly thereafter during the participant’s employment by, or service as a director or consultant to, the Company or an affiliate (collectively, “service”). Shares covered by options granted in the future under the 1997 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option granted to employees (including officers), directors, or consultants may vest or be exercised. In addition, options granted under the 1997 Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant’s service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state, or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned common stock of the Company, or by a combination of these means.

Term.    The maximum term of options under the 1997 Plan is 10 years, except that in certain cases (see “Eligibility”) the maximum term is five years. Options under the 1997 Plan generally terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s disability, in which case the option may generally be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant’s service has terminated, in which case the option generally may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 12 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant’s death.

The option term generally is not extended in the event that exercise of the option within these periods is prohibited. A participant’s option agreement may provide that if the exercise of the option following the termination of the participant’s service would result in liability under Section 16(b) of the Exchange Act, then the option shall terminate on the earlier of (i) the expiration of the term of the option or (ii) the 10th day after the last date on which such exercise would result in such liability under Section 16(b). A participant’s option agreement also may provide that if the exercise of the option following the termination of the participant’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the participant’s service during which the exercise of the option would not be in violation of such registration requirements.

Restrictions on Transfer.    The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board may grant nonstatutory stock options that are transferable generally. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

Payment.    The Board determines the purchase price under a restricted stock purchase agreement, but the purchase price may not be less than 85% of the fair market value of the Company’s common stock on the date of grant. The Board may award stock bonuses in consideration of past services without a purchase payment.

The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the 1997 Plan must be paid either in cash at the time the option is exercised or, at the discretion of the Board, (i) by delivery of other common stock of the Company, (ii) pursuant to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the Board.

Vesting.    Shares of stock sold or awarded under the 1997 Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board.

Restrictions on Transfer.    Rights under a stock bonus or restricted stock bonus agreement may not be transferred except where such assignment is by will or the laws of descent and distribution.

ADJUSTMENT PROVISIONS

Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of common stock subject to the 1997 Plan and outstanding awards. In that event, the 1997 Plan will be appropriately adjusted as to the class and the maximum number of shares of common stock subject to the 1997 Plan and the Section 162(m) Limitation, and outstanding awards will be adjusted as to the class, number of shares, and price per share of common stock subject to such awards.

EFFECT OF CERTAIN CORPORATE EVENTS

The 1997 Plan provides that, in the event of a change in control of the Company as defined in the 1997 Plan, any surviving corporation will be required to either assume all outstanding stock awards under the 1997 Plan or substitute similar awards. In the event the surviving entity declines to assume awards outstanding under the 1997 Plan, or to substitute similar awards, then, with respect to participants whose service has not terminated, the vesting and exercisability of outstanding awards held by persons then performing services as employees, directors, or consultants will be accelerated prior to the change in control. An outstanding award will terminate if the participant does not exercise it prior to the change in control. Notwithstanding the previously described change in control provision, in the event that a change in control occurs and within one month prior to, or 13 months after, such change in control, an employee’s employment is involuntarily terminated as defined in the 1997 Plan, then the vesting and exercisability of all options held by such employee under the 1997 Plan will be accelerated in full on the effective date of the employee’s involuntary termination. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend or terminate the 1997 Plan without stockholder approval or ratification at any time. Unless sooner terminated, the 1997 Plan will terminate on August 27, 2007.

The Board may amend the 1997 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would increase the number of shares reserved for issuance upon exercise of awards or change any other provision of the 1997 Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the 1997 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

FEDERAL INCOME TAX INFORMATION

Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20%, while the maximum ordinary income rate and short-term capital gains rate is effectively 38.6%.

Incentive Stock Options.    Incentive stock options under the 1997 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code.

There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options, Restricted Stock Purchase Awards, and Stock Bonuses.    Nonstatutory stock options, restricted stock purchase awards, and stock bonuses granted under the 1997 Plan generally have the following federal income tax consequences:

There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting or other restrictions, the taxable event will be delayed until the vesting or other restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Potential Limitation on Company Deductions.    Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Compensation attributable to restricted stock and stock bonuses will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of “outside directors” and (ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount—or formula used to calculate the amount—payable upon attainment of the performance goal).

PLAN BENEFITS

The following table presents certain information with respect to options granted under the 1997 Plan during the year ended December 31, 2002 to (i) the Company’s Chief Executive Officer and its four other most highly compensated executive officers at December 31, 2002 (the “Named Executive Officers”), (ii) all executive officers as a group, (iii) all non-executive officer employees as a group, and (iv) all non-employee directors as a group.

1997 Equity Incentive Plan

Name and Position	Number of Shares Underlying Options Granted During 2002
Jay M. Short, Ph.D. President, Chief Executive Officer, Chief Technology Officer, and Director	125,000

William H. Baum Executive Vice President, Chemical, Agriculture, and Industrial Enzymes Business	0

Karin Eastham Senior Vice President, Finance, Chief Financial Officer, and Secretary	0

R. Patrick Simms Senior Vice President, Operations	0

Carolyn A. Erickson Vice President, Intellectual Property	0

All executive officers as a group	125,000

All non-executive officer employees as a group	373,550

All non-employee directors as a group	0

In February 2003, Dr. Short received an option grant for 150,000 shares of common stock, Mr. Baum received an option grant for 55,000 shares of common stock, Ms. Eastham received an option grant for 45,000 shares of common stock, Mr. Simms received an option grant for 55,000 shares of common stock, and Ms. Erickson received an option grant for 40,000 shares of common stock, in each case, under the 1997 Plan. Since awards under the 1997 Plan are discretionary, total awards that may be granted for 2003 to the persons and groups identified in the above table are not determinable until completion of the year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides aggregate information as of December 31, 2002 regarding the Company’s equity compensation plans, including the 1997 Plan, the 1994 Employee Incentive and Non-Qualified Stock Option Plan (“1994 Plan”), the Directors’ Plan, and the 1999 Employee Stock Purchase Plan. As a result of the termination of the 1994 Plan, no additional option grants will be made under the 1994 Plan.

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted-average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	5,206,362	$11.20	2,940,263
Equity compensation plans not approved by security holders	-0-	n/a	-0-
Total	5,206,362	$11.20	2,940,263

PROPOSAL 3

APPROVAL OF 1999 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN, AS AMENDED

In December 1999, the Board of Directors adopted, and the stockholders subsequently approved, the Company’s 1999 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). As of February 28, 2003, options covering an aggregate of 119,430 shares (net of canceled or expired awards) of the Company’s common stock had been granted under the Directors’ Plan. As of such date, only 158,289 shares of common stock (plus any shares that might in the future be returned to the Directors’ Plan as a result of cancellations or expiration of options) remained available for future grant under the Directors’ Plan. In February 2003, the Board approved an amendment to the Directors’ Plan, subject to stockholder approval, to (i) increase the initial grant to non-employee directors of shares of common stock subject to options by 5,000 to 25,000 shares, (ii) increase the annual grant of shares of common stock subject to options by 20,000 to 25,000 shares, (iii) grant annually an additional option to purchase 10,000 shares of common stock to the Chairman of the Board, and (iv) increase the shares of common stock available for issuance under the plan by 300,000 to 577,791 shares. This amendment is intended to ensure the Company remains competitive and is able to continue to attract, retain, and provide incentives to qualified non-employee directors.

Stockholders are requested in this Proposal 3 to approve the Directors’ Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Directors’ Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on Proposal 3 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 3 has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

The essential features of the Directors’ Plan are described below:

GENERAL

The Directors’ Plan provides for the automatic grant of nonstatutory stock options to purchase common stock of the Company to its non-employee directors. Nonstatutory stock options granted under the Directors’ Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” above for a discussion of the tax treatment of awards.

PURPOSE

The Board adopted the Directors’ Plan to provide a means by which non-employee directors of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to put forth maximum efforts for the success of the Company and its affiliates.

ADMINISTRATION

The Board administers the Directors’ Plan and may not delegate administration of the plan to a committee.

SHARES SUBJECT TO THE DIRECTORS’ PLAN

A total of 577,719 shares (assuming approval of Proposal 3) of common stock have been authorized for issuance under the Directors’ Plan. As of February 28, 2003, options to purchase an aggregate of 119,292 shares of common stock were outstanding under the Directors’ Plan at exercise prices ranging from $11.99 to $24.00 per share. Assuming re-election of the Company’s one non-employee director who is standing for re-election at the Annual Meeting, options to purchase an additional 135,000 shares of common stock will be granted under the Directors’ Plan after the Annual Meeting. If options granted under the Directors’ Plan expire or otherwise terminate without being exercised, the shares of common stock subject to such options again will become available for issuance under the Directors’ Plan.

ELIGIBILITY

Stock option grants under the Directors’ Plan are non-discretionary. Assuming stockholder approval of Proposal 3, on the day following the annual stockholders’ meeting (or the next business day should such date be a legal holiday) commencing with the Annual Meeting, each member of the Board who is not an employee of the Company will be automatically granted under the Directors’ Plan, without further action by the Company, the Board, or the Company’s stockholders, an option to purchase 25,000 shares of common stock, prorated to the extent that a director did not serve as a director since the preceding annual meeting. Additionally, assuming stockholder approval of Proposal 3, each person who thereafter for the first time becomes a non-employee director automatically will be granted, upon the date of his or her initial appointment or election to be a non-employee director, a one-time option to purchase 25,000 shares of common stock. Finally, assuming stockholder approval of Proposal 3, on the day following the annual stockholders’ meeting (or the next business day should such date be a legal holiday) commencing with the Annual Meeting, the Chairman of the Board, provided the Chairman is not an employee of the Company, will be automatically granted under the Directors’ Plan, without further action by the Company, the Board, or the Company’s stockholders, an additional option to purchase 10,000 shares of common stock. No other options may be granted at any time under the Directors’ Plan.

TERMS OF OPTIONS

The following is a description of the permissible terms of options under the Directors’ Plan.

Exercise Price.    The exercise price of options granted under the Directors’ Plan is generally 100% of the fair market value of the Company’s common stock on the date of the grant. Options granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code may be granted with lower exercise prices.

Option Exercise.    Options granted under the Directors’ Plan shall vest in equal monthly installments over three years from the date of grant. Options granted under the Directors’ Plan may be exercised prior to vesting, subject to the Company’s repurchase right. The exercise price of options granted under the Directors’ Plan must be paid either in cash at the time the option is exercised or, subject to certain restrictions, (i) by delivery of other common stock of the Company, (ii) pursuant to a program developed under the Federal Reserve Board’s Regulation T, or (iii) pursuant to a deferred payment arrangement.

Term.    The maximum term of options under the Directors’ Plan, during which options under the Directors’ Plan must be exercised, is 10 years, subject to earlier termination following the optionee’s cessation of service. Options under the Directors’ Plan generally terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s disability, in which case the option may generally be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; or (ii) the participant dies before the participant’s service has terminated, in which case the option generally may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution.

If the exercise of the option following the termination of the participant’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act, then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the participant’s service during which the exercise of the option would not be in violation of such registration requirements.

Restrictions on Transfer.    The nonstatutory stock options granted under the Directors’ Plan are generally transferable to family members and trusts in a form acceptable to the Company.

ADJUSTMENT PROVISIONS

Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of common stock subject to the Directors’ Plan and outstanding awards. In that event, the Directors’ Plan will be appropriately adjusted as to the class and the maximum number of shares of common stock subject to the Directors’ Plan and the amount of shares subject to non-discretionary option grants under the Directors’ Plan, and outstanding awards will be adjusted as to the class, number of shares, and price per share of common stock subject to such awards.

EFFECT OF CERTAIN CORPORATE EVENTS

The Directors’ Plan provides that, in the event of certain transactions that may result in a change in control of the Company, any surviving corporation will be required to either assume all outstanding stock awards under the Directors’ Plan or substitute similar awards. In the event the surviving entity declines to assume options outstanding under the Directors’ Plan, or to substitute similar options, then, with respect to participants whose service has not terminated, the vesting and exercisability of outstanding options will be accelerated prior to the applicable transaction. An outstanding option will terminate if the participant does not exercise it prior to the change in control. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend or terminate the Directors’ Plan without stockholder approval or ratification at any time.

The Board may amend the Directors’ Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Rule 16b-3 of the Exchange Act or any Nasdaq or securities exchange listing requirements. The Board may submit any other amendment to the Directors’ Plan for stockholder approval.

FEDERAL INCOME TAX INFORMATION

See “Federal Income Tax Information” under “Proposal 2” above with respect to the information there that relates to nonstatutory stock options.

PLAN BENEFITS

Assuming stockholder approval of Proposal 3 and re-election of the Company’s one non-employee director who is standing for re-election at the Annual Meeting, options to purchase 135,000 shares of common stock will be granted under the Directors’ Plan to the Company’s non-employee directors after the Annual Meeting for 2003 with an exercise price equal to the fair market value of the common stock on the date of grant. In addition, in the event any person becomes a new non-employee director of the Company for the first time during 2003, that person automatically will be granted, upon his or her initial appointment or election to the Board, an option to purchase 25,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the date of grant, assuming stockholder approval of Proposal 3. During 2002, the Company’s non-employee directors received options to purchase 28,750 shares of common stock with an exercise price equal to $11.99 per share under the Directors’ Plan. The Company’s Named Executive Officers and other employees are not eligible to participate in the Directors’ Plan.

EQUITY COMPENSATION PLAN INFORMATION

See “Equity Compensation Plan Information” under “Proposal 2” above.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2003 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by Delaware law, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, or otherwise. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on Proposal 4 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 4 has been approved.

Audit Fees.    During the years ended December 31, 2002 and 2001, the aggregate fees billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company’s financial statements for such years, for the reviews of the Company’s interim financial statements, and in connection with statutory or regulatory filings or engagements were $79,000 and $70,000, respectively.

Audit-Related Fees.    During the years ended December 31, 2002 and 2001, the aggregate fees billed by Ernst & Young LLP for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not included under “Audit Fees” above were $44,000 and $3,000, respectively. The 2002 amount relates primarily to services provided by Ernst & Young LLP in connection with the Company’s acquisition of certain assets from Syngenta Participation AG’s Torrey Mesa Research Institute and related transactions.

Tax Fees.    During the years ended December 31, 2002 and 2001, the aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice, and tax planning were $38,000 and $30,000, respectively.

All Other Fees.    During the years ended December 31, 2002 and 2001, no other fees were billed to the Company by Ernst & Young LLP.

The Audit Committee has determined that the rendering of the non-audit services by Ernst & Young LLP is compatible with maintaining the auditors’ independence. During 2002, the Audit Committee established policies and procedures requiring the approval of all audit and non-audit services. Since adoption of these policies and procedures, all of the audit-related fees and tax fees described above were approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2003 by:

•	each person known by the Company to be a beneficial owner of more than five percent of its common stock;

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table; and

•	all executive officers and directors of the Company as a group.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Syngenta Participations AG and affiliates(2)	7,963,593	19.0%
Schwarzwaldallee 215
CH-4002 Basel
Switzerland

Funds Affiliated with HealthCare Ventures(3)	6,497,766	15.5%
44 Nassau Street
Princeton, New Jersey 08542

T. Rowe Price Associates, Inc.(4)	3,066,988	7.3%
100 E. Pratt Street
Baltimore, Maryland 21202

Jay M. Short, Ph.D.(5)	1,575,566	3.7%
William H. Baum(6)	349,037	*
Karin Eastham(7)	259,390	*
R. Patrick Simms(8)	141,893	*
Carolyn A. Erickson(9)	185,655	*
James H. Cavanaugh, Ph.D.(10)	6,535,537	15.6%
Wayne T. Hockmeyer, Ph.D.(11)	33,750	*
Peter Johnson(12)	56,657	*
Donald D. Johnston(13)	688,800	1.6%
Mark Leschly(14)	1,745,314	4.2%
Melvin I. Simon, Ph.D.(15)	541,128	1.3%
All executive officers and directors as a group (11 persons)(16)	12,107,804	27.4%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole or shared voting and/or investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 41,816,099 shares outstanding on February 28, 2003, adjusted as required by rules promulgated by the SEC.
(2)	Includes 6,034,983 shares held by Syngenta Participations AG and 1,928,610 shares held by Syngenta Seeds AG.
(3)	Includes 3,231,679 shares held by HealthCare Ventures III, L.P.; 949,929 shares held by HealthCare Ventures IV, L.P.; 1,677,658 shares held by HealthCare Ventures V, L.P.; and 638,500 shares held by HealthCare Ventures VI, L.P.

(4)	These securities are owned by various individual and institutional investors, to which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Includes 1,172,703 shares Dr. Short has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 38,710 shares are subject to vesting and the Company’s right of repurchase. Also includes 390,605 shares held of record by a trust for which Dr. Short serves as trustee and 10,472 shares held by Dr. Short’s children.
(6)	Includes 190,501 shares Mr. Baum has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 20,070 shares are subject to vesting and the Company’s right of repurchase.
(7)	Includes 212,851 shares Ms. Eastham has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 8,679 shares are subject to vesting and the Company’s right of repurchase. Also includes 1,000 shares held by Ms. Eastham’s children.
(8)	Includes 66,341 shares Mr. Simms has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 8,679 are subject to vesting and the Company’s right of repurchase. Also includes 74,282 shares held of record by a trust for which Mr. Simms serves as trustee.
(9)	Includes 184,504 shares Ms. Erickson has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 16,490 shares are subject to vesting and the Company’s right of repurchase.
(10)	Includes 6,497,766 shares held by HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., HealthCare Ventures V, L.P., and HealthCare Ventures VI, L.P. Dr. Cavanaugh is a managing member of the general partner of each of the above-listed investment funds, and shares investment and voting power over these shares with the other managing members of each of the general partners of these funds, none of whom are affiliated with the Company. Dr. Cavanaugh disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 37,771 shares Dr. Cavanaugh has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 5,279 shares are subject to vesting and the Company’s right of repurchase.
(11)	Includes 23,750 shares Dr. Hockmeyer has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 11,494 shares are subject to vesting and the Company’s right of repurchase.
(12)	Includes 51,657 shares Mr. Johnson has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 5,279 shares are subject to vesting and the Company’s right of repurchase.
(13)	Includes 635,632 shares held of record by a trust for which Mr. Johnston serves as trustee and 15,000 shares held of record by a trust for which Mr. Johnston’s spouse serves as trustee. Also includes 37,771 shares Mr. Johnston has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 5,279 shares are subject to vesting and the Company’s right of repurchase.
(14)	Includes 1,634,230 shares held by Rho Management Trust II, including 20,459 shares issuable upon exercise of warrants held by Rho Management Trust II which are exercisable within 60 days; 25,382 shares held by Rho Management Trust III and 47,931 shares held by Rho Management Partners L.P., an affiliate of Rho Capital Partners, Inc. Mr. Leschly is a managing partner of Rho Capital Partners, Inc., which is a financial advisor to Rho Management Trust II. Mr. Leschly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 37,771 shares Mr. Leschly has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 5,279 shares are subject to vesting and the Company’s right of repurchase.
(15)	Includes 281,610 shares Dr. Simon has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 37,500 shares are subject to vesting and the Company’s right of repurchase. Also includes 13,500 shares held of record by a trust for which Dr. Simon serves as trustee.
(16)	Includes 2,317,689 shares these executive officers and directors (or their affiliates) have the right to acquire pursuant to outstanding options exercisable within 60 days, of which 162,738 are subject to vesting and the Company’s right of repurchase.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Simms did not timely report 833 shares acquired jointly by his spouse and her sister in 2000. An amended Form 5 for 2000 was promptly filed upon discovery of the oversight in April 2002.

EXECUTIVE OFFICERS

Name	Age	Position
Jay M. Short, Ph.D	44	President, Chief Executive Officer, Chief Technology Officer, and Director
William H. Baum	57	Executive Vice President, Chemical, Agriculture, and Industrial Enzymes Business
Karin Eastham	53	Senior Vice President, Finance, Chief Financial Officer, and Secretary
R. Patrick Simms	58	Senior Vice President, Operations
Carolyn A. Erickson	38	Vice President, Intellectual Property

Dr. Jay M. Short’s biography is included above with those of the other members of the Board of Directors.

Mr. William H. Baum joined the Company in August 1997 as Vice President, Sales and Marketing, and was promoted to Senior Vice President, Business Development in November 1999 and to Executive Vice President, Chemical, Agriculture, and Industrial Enzymes Business in July 2002. Mr. Baum was Vice President of Global Sales and Marketing with International Specialty Products, a specialty chemical company, from July 1993 to August 1997. Prior to joining International Specialty, Mr. Baum was with Betz Laboratories, also a specialty chemical company, for 20 years in a variety of international and domestic executive management positions, including Executive Vice President of European Operations and as Managing Director of Betz GmbH. Mr. Baum received a B.S. from Widener University.

Ms. Karin Eastham was appointed the Company’s Senior Vice President, Finance, Chief Financial Officer, and Secretary in May 1999. Ms. Eastham served as Vice President, Finance and Administration and Chief Financial Officer of CombiChem, Inc., a computational chemistry company, from April 1997 to April 1999. From October 1992 through April 1997, Ms. Eastham served as Vice President, Finance and Administration and Chief Financial Officer of Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, from June 1976 to August 1988. Ms. Eastham serves as a director for Oncosis and Oncosis LLC, and Molecular Probes, Inc., all privately-held biotechnology companies. Ms. Eastham received a B.S. and an M.B.A. from Indiana University. She is a Certified Public Accountant.

Mr. R. Patrick Simms has served as the Company’s Senior Vice President, Operations since October 1998. He served as the Company’s Vice President, Process Engineering and Manufacturing from February 1997 to October 1998. Mr. Simms served as Senior Vice President, Business Development and Manufacturing, at Biosys, Inc., an agricultural biotechnology company focusing on natural insecticide products, from March 1990 to February 1997. From December 1984 to March 1990, Mr. Simms served as Vice President, Commercial Operations, at Genencor International, Inc., a biotechnology company focusing on industrial enzymes. Prior to joining Genencor, Mr. Simms spent 18 years with A.E. Staley in a wide range of technical and operational positions. Mr. Simms received a B.S. from West Virginia University.

Ms. Carolyn A. Erickson has served as Vice President, Intellectual Property since November 1999. From July 1994 to November 1999, Ms. Erickson held several positions with the Company, including Director of Intellectual Property and Manager, Business Development & Regulatory Affairs. Prior to joining the Company, from April 1988 to June 1994, Ms. Erickson held several positions in Business Development/Technology Transfer, Product Management, Marketing and Technical Sales for Stratagene Cloning Systems. Ms. Erickson is a Registered Patent Agent and received a B.A. from the University of California, San Diego.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table shows for the years ended December 31, 2002, 2001, and 2000, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers (the “Named Executive Officers”) at December 31, 2002:

Summary Compensation Table

		Annual Compensation							Long-Term Compensation
Name and Principal Position	Year		Salary		Bonus		Other		Securities Underlying Options
Jay M. Short, Ph.D. President, Chief Executive Officer, and Chief Technology Officer	2002 2001 2000	$ $ $	345,600 320,000 284,000	$ $ $	150,000 256,000 249,920	$ $	38,049 7,996 —	(1) (2)	125,000 — 306,453	(4)

William H. Baum Executive Vice President, Chemical, Agriculture, and Industrial Enzymes Business	2002 2001 2000	$ $ $	300,000 260,000 224,400	$ $ $	25,000 130,000 124,420	$ $	26,300 1,500 —	(1) (2)	— 90,000 45,000	(4)

Karin Eastham Senior Vice President, Finance, Chief Financial Officer, and Secretary	2002 2001 2000	$ $ $	270,000 250,000 222,600	$ $ $	20,000 125,000 123,430	$ $ $	35,202 1,500 300,315	(1) (2) (3)	— 60,000 45,000	(4)

R. Patrick Simms Senior Vice President, Operations	2002 2001 2000	$ $ $	220,000 208,092 196,350	$ $ $	20,000 79,488 71,686	$ $	1,854 1,797 —	(2) (2)	— 28,200 28,200	(4)

Carolyn A. Erickson Vice President, Intellectual Property	2002 2001 2000	$ $ $	186,000 175,000 125,000	$ $ $	15,000 70,000 51,000	$	— 1,500 —	(2)	— 45,000 36,000	(4)

(1)	Represents amounts for interest due to the Company and associated tax gross-up for loans relating to the Company’s failure to timely file Form 83(b) elections with the IRS in connection with Dr. Short’s, Mr. Baum’s, and Ms. Eastham’s early exercise of stock options. See “Certain Transactions.”
(2)	The amounts shown relate to Company-paid tax preparation services.
(3)	Consists of $208,104 in ordinary income from the removal in 2000 of the Company’s repurchase right in 11,572 shares of common stock acquired from the early exercise of a nonstatutory stock option in 1999. Also includes a tax gross-up of $92,211 to compensate Ms. Eastham for the permanent tax difference relating to the failure to timely file a Form 83(b) election with the IRS for this early exercise.
(4)	In February 2003, Dr. Short received an option grant for 150,000 shares of common stock, Mr. Baum received an option grant for 55,000 shares of common stock, Ms. Eastham received an option grant for 45,000 shares of common stock, Mr. Simms received an option grant for 55,000 shares of common stock, and Ms. Erickson received an option grant for 40,000 shares of common stock in connection with the Board’s review of their 2002 performance.

Stock Option Grants and Exercises

The Company grants options to its executive officers under its 1997 Plan. The 1997 Plan permits the grant of incentive stock options, nonstatutory stock options, stock bonuses, and restricted stock purchase awards to employees, directors, and consultants of the Company. As of February 28, 2003, options to purchase a total of 6,741,398 shares of the Company’s common stock were outstanding under the 1997 Plan, and options to purchase 679,836 shares remained available for grant thereunder.

The following tables show, for the year ended December 31, 2002, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year(1)		Exercise Price per Share(2)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
							5%		10%
Jay M. Short, Ph.D.	100,000 25,000	20.0 5.0	% %	$ $	11.05 9.09	3/7/12 9/26/12	$ $	695,000 143,000	$ $	1,761,000 362,000
William H. Baum	—	—			—	—		—		—
Karin Eastham	—	—			—	—		—		—
R. Patrick Simms	—	—			—	—		—		—
Carolyn A. Erickson	—	—			—	—		—		—

(1)	Based on options to purchase 498,550 shares of the Company’s common stock granted to employees during the year ended December 31, 2002 under the 1997 Plan.
(2)	All options were granted at or above the fair market of the Company’s common stock on the date of grant.
(3)	The potential realizable value represents amounts, net of exercise price before taxes, that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming annual appreciation of 5% and 10% over the option term. The 5% and 10% values are calculated based on rules promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2002 Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2002(1) Exercisable / Unexercisable
Jay M. Short, Ph.D.	46,046	$327,576	1,076,936 / 239,517	$7,499,402 / $ 0
William H. Baum	—	—	140,840 / 131,224	$ 686,599 / $ 293,078
Karin Eastham	10,000	$109,716	175,914 / 97,875	$1,001,748 / $ 217,395
R. Patrick Simms	18,000	$134,820	43,832 / 54,235	$ 160,955 / $ 135,878
Carolyn A. Erickson	—	—	145,920 / 85,272	$ 846,859 / $ 236,562

(1)	Represents the closing price on December 31, 2002 less the option exercise price, multiplied by the number of in-the-money shares. The closing price per share was $9.05 on the last trading day of the year as reported on the Nasdaq National Market.

Employment Agreements

In August 1994, the Company entered into an employment offer letter with Jay M. Short, Ph.D., President, Chief Executive Officer, and Chief Technology Officer. Pursuant to his employment offer letter, Dr. Short’s annual compensation was initially set at a base salary of $200,000 and a target bonus of 20% of his base salary. The 20% bonus was guaranteed for the first year. Dr. Short also received a signing bonus of $75,000. In addition, the Company granted Dr. Short 56,847 shares of common stock, and he also received a stock option under the Company’s 1994 Plan to purchase 34,108 shares of common stock at an exercise price of $0.03 per share. In the event Dr. Short’s employment is terminated without cause, he will receive severance compensation equal to six months’ salary.

In June 1998, the Company entered into a second letter agreement with Dr. Short under which the Company paid Dr. Short a bonus of $500,000 in each of June 1998 and June 1999 and granted him a stock option under the 1997 Plan to purchase 1,001,744 shares of common stock at an exercise price of $0.58 per share. This option vested 25% in June 1999 with the remainder vesting in equal quarterly installments over the following three years.

In July 1997, the Company entered into an employment offer letter with William H. Baum, Executive Vice President, Chemical, Agriculture, and Industrial Enzymes Business. Pursuant to his employment offer letter, Mr. Baum’s annual compensation was initially set at a base salary of $195,000 and a target bonus of 20% of his base salary, with a guaranteed bonus of $13,000 for 1997 only. Mr. Baum also received a hiring bonus of $30,000, paid in two equal installments on September 1, 1997 and March 1, 1998. In addition, the Company granted Mr. Baum a stock option under the 1997 Plan to purchase 95,466 shares of common stock at an exercise price of $0.43 per share. Mr. Baum was offered the right to purchase up to $50,000 of the Company’s Series D preferred stock on the same terms offered to other Series D preferred stock investors. Mr. Baum exercised this right in October 1997 and acquired 58,824 shares of Series D preferred stock in exchange for delivery of a promissory note for $50,000. The note carried an interest rate of 6.64%, and has since been repaid. Mr. Baum was reimbursed $50,000 for relocation costs. In the event Mr. Baum’s employment is terminated without cause, he will receive severance compensation equal to six months of his then-current base salary, and the Company will continue to pay his employee benefits until he commences new employment.

In April 1999, the Company entered into an employment offer letter with Karin Eastham, Senior Vice President, Finance and Chief Financial Officer. Pursuant to her employment offer letter, Ms. Eastham’s annual compensation was initially set at a base salary of $210,000 and a target bonus of 20% of her base salary. The 20% bonus was guaranteed for the first year. In addition, the Company granted Ms. Eastham a stock option under the 1997 Plan to purchase 208,289 shares of the common stock at an exercise price of $1.73 per share.

In February 1997, the Company entered into an employment offer letter with R. Patrick Simms, Senior Vice President, Operations. Pursuant to his employment offer letter, Mr. Simms’ annual compensation was initially set at a base salary of $165,000 and a bonus of up to 20% of his base salary. The calculation of each annual bonus is based on both Mr. Simms’ job performance as well as the Company’s performance. In addition, Mr. Simms received a stock option under the 1997 Plan to purchase 69,429 shares of common stock at an exercise price of $0.43 per share. Mr. Simms was also offered the right to purchase up to $50,000 of the Company’s Series B preferred stock on the same terms offered to other Series B preferred stock investors. Mr. Simms exercised this right in May 1997 and acquired 39,147 shares of Series B preferred stock in exchange for $25,000 in cash and delivery of a promissory note for $25,000. The note carried an interest rate of 6.64%, and has since been repaid. Mr. Simms also was reimbursed $25,000 for relocation costs. In the event that Mr. Simms’ employment is terminated without cause, he will receive severance compensation equal to up to six months’ base salary and benefits until he commences new employment.

In July 1994, the Company entered into an employment offer letter with Carolyn A. Erickson, Vice President, Intellectual Property. Pursuant to her employment offer letter, Ms. Erickson’s annual compensation was initially set at a base salary of $40,000. In addition, Ms. Erickson was granted a stock option under the 1994 Plan to purchase 347 shares of common stock at an exercise price of $0.43 per share.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON

EXECUTIVE COMPENSATION

The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is responsible for all compensation matters for the Company’s executive management and has overall responsibility to review and recommend policies for employee compensation and benefits to the Board of Directors.

The Compensation Committee and the Company’s management are committed to providing compensation which will enable the Company to:

•	attract and retain superior employees;

•	encourage and reward exceptional performance; and

•	align the interests of stockholders and employees.

Executive compensation presently consists of base salary, incentive bonuses, and long-term equity compensation.

Base Salary

Base salary ranges are based on compensation surveys of comparable companies and are regularly reviewed to confirm their competitiveness. The base salaries of executives are reviewed annually and, as warranted, are adjusted to reflect changes in responsibilities, attainment of personal goals, and prevailing salary practices.

Incentive Bonus

The incentive bonus opportunity of each executive is expressed as a percentage of his or her base salary and reflects the relative capacity of each executive to affect the results of the Company. In addition to the Company’s overall revenue and earnings targets, each executive has personal goals which are reviewed and approved by the Compensation Committee. After year-end results have been confirmed, the Chief Executive Officer reviews with the Compensation Committee each executive’s performance against the previously established goals. After taking into consideration the Company’s overall revenue and earnings performance, the Compensation Committee decides upon bonus awards, which are then reported to the full Board. A similar review of the Chief Executive Officer’s performance is conducted annually, and the Compensation Committee’s proposal for his bonus award is then reviewed and approved by the full Board.

Long-Term Equity Compensation

The long-term incentive compensation for executives presently consists of stock options granted under the 1997 Plan. The grants are designed to assure competitive compensation, to link stockholder and management interests, to reward superior management performance, and to encourage ownership in the Company. The Compensation Committee reviews at least annually the level of options granted to management and reports to the full Board any such grants.

Chief Executive Officer Compensation

The Chief Executive Officer’s compensation conforms in all respects with the foregoing policies and practices. He has, however, a higher percentage of “at risk” compensation, since his bonus opportunity as a percentage of base salary is greater than other executives and his potential option grants are correspondingly larger.

The Compensation Committee set Dr. Short’s annual base salary for the year ended December 31, 2002 at $345,000, a 7.8% increase over 2001. Following the Compensation Committee’s review of Dr. Short’s overall leadership and management of the Company during the year ended December 31, 2002, the Compensation Committee approved a bonus of $150,000 for 2002, which was paid in February 2003. Also in February 2003, Dr. Short was awarded an option to purchase 150,000 shares of the Company’s common stock.

In its review of Dr. Short’s performance, the Compensation Committee considered, among other factors, the Company’s accomplishments during 2002. During the year, the Company advanced its product portfolio by licensing a pharmaceutical manufacturing enzyme, launching two fluorescent proteins, and delivering commercial quantities of phytase to Danisco in preparation for its launch upon FDA approval, which was received in March 2003. The Company also entered into three new collaborations, including a new collaboration with Syngenta Participations AG for which the Company is entitled to receive a minimum of $118 million in research and development funding over the initial seven-year term plus milestones and royalties upon successful product development and commercialization. The collaboration was part of a series of transactions under which the Company agreed to acquire certain assets of Syngenta’s Torrey Mesa Research Institute. Additionally, the Company advanced its pharmaceutical platforms, received issued patents covering key areas of its technology, achieved milestones under its collaboration agreements, signed key biodiversity access agreements, and received significant new grants.

Federal Tax Consequences

Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements, and binding contracts. As a result, the Compensation Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as “performance-based compensation.” The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is an employee or officer of the Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on the Company’s Board or Compensation Committee.

The Compensation Committee

James H. Cavanaugh, Ph.D.

Wayne T. Hockmeyer, Ph.D.

Peter Johnson

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2002 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Additionally, the Audit Committee held meetings with management and representatives from the Company’s auditors to review the Company’s quarterly financial press releases prior to issuance and the Company’s Form 10-Qs prior to their filing with the SEC. During 2002, the Audit Committee reviewed and adopted an amended written charter for the committee, which is attached to this proxy statement as Appendix A.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audits of the Company’s financial statements. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC. The Audit Committee has also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

Audit Committee

Donald D. Johnston (Committee Chairman)

Wayne T. Hockmeyer, Ph.D.

Mark Leschly

(1)	The material in this Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows the total stockholder return of an investment of $75 in cash on February 14, 2000, the date of the Company’s initial public offering, for (i) the Company’s common stock, (ii) the Nasdaq Composite Index, and (iii) the Nasdaq Biotechnology Index. All values assume reinvestment of the full amount of any dividends and are calculated as of the closing price of the last day of each quarter. The closing price on February 14, 2000, the date of the Company’s initial public offering, was $75.00 per share and serves as the baseline for the Company’s return calculation rather than its initial public offering price of $24.00. The Company’s closing stock price on December 31, 2002, the last trading day of the Company’s 2002 year, was $9.05.

Comparison of Cumulative Total Return on Investment

Since February 14, 2000

CERTAIN TRANSACTIONS

In November 1999, the Board of Directors implemented a program to allow optionees to early exercise stock options prior to vesting. Six optionees, including Jay M. Short, Ph.D., Karin Eastham, William H. Baum, and Melvin I. Simon, Ph.D. purchased shares of the Company’s common stock pursuant to this program. This stock was subject to repurchase restrictions which lapsed over the same period as the predecessor stock options would have vested. As part of the Company’s agreement to amend the options, the Company agreed to prepare tax election forms for the benefit of the optionees. These tax election forms were not prepared or timely filed and, as a result, the optionees were exposed to substantial potential tax liabilities. In order to minimize the potential adverse tax consequences to the optionees, on February 7, 2000, the Board removed the stock repurchase restrictions on approximately 207,000 shares and agreed to advance funds to the optionees in an amount necessary to provide the cash to pay the individual tax liabilities that resulted from removal of the repurchase restrictions. After consideration of each optionee’s individual tax situation and in order to fairly rectify the effect of the Company’s failure to timely prepare these tax election forms, the Company compensated two optionees, Ms. Eastham and Dr. Simon, in amounts of approximately $92,000 and $159,000, respectively, for the permanent tax liabilities associated with the Company’s failure to complete the filings. The Board also agreed to make full recourse secured loans to the optionees to assist with temporary differences in taxation. The loans carry a market interest rate and are due in 2006, and prepayment is required in specified circumstances. As of December 31, 2002, the Company had loans outstanding of approximately $385,000 to Dr. Short, $193,000 to Mr. Baum, and $297,000 to Ms. Eastham pursuant to this agreement.

The Company employs one of its directors, Melvin I. Simon, Ph.D., as its Resident Scientific Advisor on a part-time basis. As the Company’s Resident Scientific Advisor, Dr. Simon serves as strategic advisor to the Company’s research organization, primarily by identifying opportunities for technology development. During 2002, for services rendered to the Company in his capacity as Resident Scientific Advisor, the Company paid Dr. Simon $100,000 in base salary.

On December 3, 2002, the Company entered into a series of agreements with Syngenta Participations AG, or Syngenta, and Torrey Mesa Research Institute, or TMRI, an indirect, wholly-owned subsidiary of Syngenta. These transactions closed on February 20, 2003. One of Syngenta’s affiliates, Syngenta Seeds AG, held approximately 5.4% of the Company’s outstanding common stock immediately prior to the close of the transactions. Under these agreements, the Company agreed to acquire certain assets of TMRI’s and collaborate with Syngenta to discover and develop products and enhance the research platform developed at TMRI. In connection with the foregoing, the Company issued to Syngenta and TMRI an aggregate of 6,034,983 shares of common stock and issued to Syngenta a warrant to purchase up to 1,293,211 shares of common stock, subject to adjustment, at an initial exercise price of $22 per share. The common stock and the warrant represented 14% and 3%, respectively, of the Company’s common stock after giving effect to those issuances and assuming full exercise of the warrant.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Karin Eastham Senior Vice President, Finance, Chief Financial Officer, and Secretary

April 8, 2003

APPENDIX A

AUDIT COMMITTEE CHARTER

ORGANIZATION

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be members of, and appointed by, the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of the Nasdaq stock exchange listing standards. All committee members shall be financially literate, and going forward, at least one member shall be a “financial expert,” as defined by SEC regulations.

PURPOSE

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: the integrity, clarity, and completeness of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s independent auditors; the independent auditor’s qualifications and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements. In doing so, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, and management of the Company.

In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.

DUTIES AND RESPONSIBILITIES

The primary responsibility of the audit committee is to monitor and evaluate management’s financial reporting process and the accounting policies on which it is based, together with the independent auditor’s review thereof, to assure that the outcome accurately portrays the financial effects of the Company’s activities. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited financial statements.

The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the audit committee. These are set forth as a guide with the understanding that the committee may supplement them as appropriate.

The committee shall be directly responsible for the appointment and termination (subject to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The committee may delegate pre-approval authority to a member of the audit committee. The decisions of any audit committee member whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

At least annually, the committee shall obtain and review a report by the independent auditors describing:

•	The firm’s internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

In addition, the committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

The committee shall discuss with the independent auditors the overall scope and plans for their audits, including the adequacy of staffing and compensation as well as assist and interact with the independent auditors so that they may carry out their duties in the most efficient and cost effective manner. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., Company’s Code of Conduct).

The committee shall meet separately at each meeting with management and the independent auditors to discuss issues and concerns warranting committee attention. The committee shall provide sufficient opportunity for the independent auditors to meet privately with the members of the committee. The committee shall evaluate the cooperation received by the independent auditors during their audit examination, including their access to all requested records, data and information, and to elicit the comments of management regarding the responsiveness of the independent auditors to the Company’s needs.

The committee shall receive regular reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

The committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

The committee, or a designated member, shall review and discuss earnings press releases in advance of its release to the public.

The committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

The committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

The committee shall establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters. The committee shall also establish procedures to ensure the Company does not discharge or discriminate against an employee who assists in an investigation, or participates in a proceeding against the Company, regarding any conduct that the employee reasonably believes constitutes a violation of securities laws or constitutes fraud against the Company’s shareholders.

The committee shall investigate, review and report to the Board of Directors the propriety and ethical implications of any transactions, as reported or disclosed to the Committee by the independent auditors, employees, officers, members of the Board of Directors or otherwise, between (i) the Company and (ii) any employee, officer or member of the Board of Directors of the Company, or any affiliates of the foregoing.

The committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

The committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

Minutes of each meeting of the Audit Committee shall be prepared and distributed to each director of the Company and approved at the subsequent meeting.

The operation of the Audit Committee shall be subject to the By-laws as in effect from time to time and Section 141 of the Delaware General Corporation Law.

DIVERSA CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2003

The undersigned hereby appoints Jay M. Short, Ph.D. and Karin Eastham, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Diversa Corporation (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 14, 2003 at the Company’s offices located at 4955 Directors Place, San Diego, California 92121, at 1:30 p.m. (local time), and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on the reverse side)

----------------------------------------------------------------------------------------------------------------------------------------

Annual Meeting of Stockholders

DIVERSA CORPORATION

May 14, 2003

Please date, sign and mail your

proxy card in the envelope provided as soon as possible.

Please detach and mail in the envelope provided.

----------------------------------------------------------------------------------------------------------------------------------------

Please sign, date, and return              MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR

promptly in the enclosed                   DIRECTOR AND FOR PROPOSALS 2, 3, AND 4 LISTED BELOW.

envelope. Please mark your

vote in blue or black ink as

shown here.    ☒

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)

☐	☐	☐

Proposal 1:	Nominees:	m Dr. James H. Cavanaugh
To elect three directors to hold office until the 2006 Annual Meeting of Stockholders.		m Dr. Jay M. Short m Dr. Melvin I. Simon

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:    ●

	FOR	AGAINST	ABSTAIN

Proposal 2:    To approve the Company’s 1997 Equity Incentive Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under such plan by 4,000,000 to 12,982,633 shares.

	☐	☐	☐

Proposal 3:    To approve the Company’s 1999 Non-Employee Directors’ Stock Option Plan, as amended, to (i) increase the initial grant to non-employee directors of shares of common stock subject to options by 5,000 to 25,000 shares, (ii) increase the annual grant of shares of common stock subject to options by 20,000 to 25,000 shares, (iii) grant annually an additional option to purchase 10,000 shares of common stock to the Chairman of the Board, and (iv) increase the shares of common stock available for issuance under the plan by 300,000 to 577,791 shares.

	☐	☐	☐

Proposal 4: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its year ending December 31, 2003.	☐	☐	☐

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 21, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder: ____________	Date: _______	Signature of Stockholder: ____________	Date: _______

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.